EXECUTION COPY
Dated 17 March 2009
Alfa Finance Holdings S.A.
- and -
Nadash International Holdings Inc.
Agreement
- relating to -
the Sale and Purchase of Shares in
Alfa Telecom Turkey Limited
MOSAR/W2144.00159
Lovells CIS 5TH floor, Usadba Centre 22 Voznesensky Pereulok Moscow 125009, Russia

This Agreement is made the 17 day of March 2009
Between:
(1)	Alfa Finance Holdings S.A., a company registered in Luxembourg under number B70119 whose registered office is at 3 Boulevard du Prince Henri, L-1724, Luxembourg (the “Seller”); and
(2)	Nadash International Holdings Inc., a company registered in the British Virgin Islands under number 1021322 whose registered office is at Tropic Isle Building, PO Box 3443, Road Town, Tortola, British Virgin Islands (the “Purchaser”).
Whereas:
(A)	Alfa Telecom Turkey Limited is a company incorporated in the British Virgin Islands under number 1000502 whose registered office is at Geneva Place, PO Box 3469, Road Town, Tortola, British Virgin Islands VG1110 (the “Company”).
(B)	On 19 November 2008, a decision of the United States District Court for the Southern District of New York (“Decision”) held that the Arbitration Award required the Seller to reduce its interest in Turkcell Iletisim Hizmetleri A.S
(C)	Accordingly the Seller has agreed to sell and the Purchaser has agreed to purchase 32.2 % of the shares in the Company (being 1,610 ordinary shares held by the Seller (hereafter this 32.2 % holding to be sold by the Seller is referred to as the “Shares”)) on and subject to the terms of this Agreement.
It is Agreed:
1.	Interpretation

1.1	In this Agreement (including its Recitals) the following words and expressions have the meanings respectively set opposite them:
“Arbitration Award” means the award issued by the Arbitration Panel on 1 August 2007, which was confirmed by the United States District Court for the Southern District of New York on 2 November 2007 and clarified by the Decision;
“Arbitration Panel” means the arbitration panel appointed by Storm and Telenor in the arbitration arising out of the Telenor Dispute;
“Business Day” means a day (except a Saturday or Sunday) on which banks are generally open for business in London, England;
“Completion” means completion of the sale and purchase of the Shares pursuant to this Agreement in accordance with its terms;
“Completion Date” means the date on which all Conditions hereunder have been fulfilled or waived, as applicable;
“Conditions” has the meaning given in clause 2;
“Encumbrance” means a charge, debenture, mortgage, pledge, lien, security interest, title retention, assignment, restriction, right of first refusal, option, right of pre-emption or other third party right or interest of any kind, whether granted for the purpose of security or not and “Encumbrances” means all those kinds of right or interest;
“Group” references mean, unless otherwise stated, a reference to that person, its subsidiary undertakings, its parent undertakings and any other subsidiary undertakings of its parent undertakings;
“Kyivstar” means CJSC Kyivstar GSM, a closed Joint Stock Company incorporated in the Ukraine under number 21673832 whose registered address is 51 Chervonozoryany Prospect, Kiyv, 03110, Ukraine;
“Kyivstar Shareholders Agreement” means the shareholders agreement relating to Kyivstar between Telenor and Storm dated 30 January 2004;
“Parties” means the parties to this Agreement and “Party” means either of them;
“Purchase Price” means US$46,700,000 (Forty Six Million Seven Hundred Thousand United States dollars);
“Registered Agent” means Jordans (Caribbean) Limited, the registered agent of the Company in the British Virgin Islands;
“Second SPA” means a share purchase agreement between the Seller and Henri Services Limited at the date hereof;
“Shareholders Agreement” means the shareholders agreement in relation to the Company to be entered into by the Seller, the Purchaser, Henri Services Limited and the Company on the Completion Date in the agreed form;
“Storm” means Storm LLC, a company registered in the Ukraine under number 23163325 whose registered address is 1 UI. Narodnogo Opolcheniya, Kiyv, 03110, Ukraine;
“Tax” means:
(a)	all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation and all related withholdings or deductions of any nature; and
(b)	all related fines, penalties, charges and interest,
imposed by a Tax Authority whether directly or primarily chargeable against, recoverable from or attributable to the Company or any other person;
“Tax Authority” means a taxing or other governmental (local or central), state or municipal authority competent to impose a liability for or to collect Tax;
“Telenor” means Telenor Mobile Communications A.S., a company registered in Norway whose registered address is Snaroyveien, Fornebu, 30 N-1331, Norway;
“Telenor Dispute” means the dispute between Storm and Telenor in relation to the validity and implementation of the Kyivstar Shareholders Agreement;
“Transaction” means a transaction that relates to or is entered into in connection with the sale by the Seller and the purchase by the Purchaser of the Shares;
“Transaction Document” means:

(a)	this Agreement; and
(b)	the Shareholders Agreement;
and “Transaction Documents” means all such agreements and documents.

1.2	In this Agreement, unless the context otherwise requires:
(a)	references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

(b)	references to recitals, clauses and schedules and sub-divisions of them are references to the recitals and clauses of, and schedules to, this Agreement and sub-divisions of them respectively;

(c)	the expressions “subsidiary undertaking” and “parent undertaking” have the meanings set out in the Companies Act 1985; and

(d)	headings are inserted for convenience only and shall be ignored in construing this Agreement.
1.3	The Recitals to this Agreement form part of it.
2.	Conditions precedent
The agreement to sell and buy the Shares is conditional on satisfaction of the following conditions (“Conditions”):
(a)	each of the Seller and the Purchaser passing all necessary corporate resolutions to approve entering into the Transaction and the Transaction Documents, subject to clause 5.1; and

(b)	the Second SPA having been entered into between the parties thereto on the date hereof and the transaction documents (as defined in the Second SPA) having been entered into by the parties to them on the date hereof.
3.	Sale and purchase of Shares
On and subject to the terms of this Agreement and satisfaction of the Conditions, the Seller shall sell with full title guarantee and the Purchaser (relying on the warranties and the other obligations of the Seller under the Agreement) shall purchase the Shares on and with effect from the Completion Date, in each case free from all Encumbrances. The Shares shall be sold together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement. The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale of all the Shares is completed simultaneously in accordance with this Agreement. The Seller hereby irrevocably waives and agrees to procure the waiver of any restrictions on transfer (including rights of pre-emption) which may exist in relation to the Shares, whether under the articles of association of the Company or otherwise.
4.	Consideration
4.1	The Parties agree that the consideration for the transfer of the Shares shall be the Purchase Price.

4.2	The Purchase Price shall be payable by the Purchaser in accordance with clause 5.1(b)(ii) at Completion.
5.	Completion
5.1	Completion shall take place at the offices of the Seller unless otherwise agreed by the Parties, on the dates set out as follows:
(a)	On Completion Date, the Seller shall:
(i)	cause to be delivered to the Purchaser copies of its corporate approvals referred to in clause 2(a) above;

(ii)	cause to be delivered to the Purchaser instruments of transfer in respect of the Shares duly completed in favour of the Purchaser; and

(iii)	procure that a meeting of the board of directors of the Company is held pursuant to board resolutions of the Company to be in the agreed form by Completion dealing with all those matters required to be approved by the Company at Completion including the following:
(1)	the Registered Agent is instructed to provide a certified copy of the updated register of members to the Purchaser and the Seller and such other persons as the Purchaser or the Seller may nominate; and

(2)	any director of the Company is authorised to execute share certificates in the names of the Seller;

(3)	the execution of the Shareholders Agreement by the Company is approved and any director of the Company is authorised to execute the Shareholders Agreement for and on behalf of the Company;

(4)	any changes to the directors and officers (as appropriate) of the Company as required by the Shareholders Agreement are approved and the Registered Agent is authorised and instructed to update the Company’s registers of directors and officers (as appropriate) to reflect such changes and deliver copies of the same to the Seller and to the Purchaser and consents from relevant so appointed directors to act and relevant directors’ resignation letters shall be produced in the agreed form.
unless in any case waived by the Purchaser;
(b)	Within fifteen Business Days after the Completion Date (or if such day is not a Business Day, the next Business Day), the Purchaser shall, following compliance by the Seller with the provisions of clause 5.1(a) above:
(i)	cause to be delivered to the Seller copies of its corporate approvals referred to in clause 2(a) above;

(ii)	pay the Purchase Price into the account of the Seller, details of which must have been notified to the Purchaser, by electronic transfer of funds for same day value;

     unless in either case waived by the Seller; and
(c)	On Completion Date, the Seller, a second investor and the Purchaser shall execute the Shareholders Agreement.
6.	Warranties
6.1	The Seller warrants that:
(a)	it has the right, power and authority to enter into and perform its obligations under this Agreement;

(b)	it has taken all necessary corporate or other action to authorise the execution of, and performance by it of its obligations under, this Agreement;

(c)	the Company is properly incorporated, validly existing and is in good standing under the laws of the British Virgin Islands;

(d)	the Shares:
(i)	comprise 32.2% of the allotted and issued share capital of the Company;

(ii)	have been properly allotted and issued; and

(iii)	are fully paid or are credited as fully paid;
(e)	the Seller is the sole legal and beneficial owner of the Shares and has the right to transfer the full legal and beneficial interest in the Shares respectively to the Purchaser without the consent of a third person;

(f)	the entering into and performing of the terms of this Agreement by it is in full compliance with the Decision;

(g)	the Shares are not affected by any Encumbrance and there are no arrangements or obligations that could result in the creation of any Encumbrance affecting any of the Shares; and

(h)	the Seller and/or the Company does not have any arrangements, including, but not limited to any agreements, deeds, undertakings, resolutions, minutes, consents, which in any way, directly or indirectly oblige or may oblige the Purchaser to incur direct or indirect expenses and/or losses of any nature and/or any other financial liabilities, other than provided for in this Agreement, in connection with the Company’s activities and/or obligations.
7.	Seller Indemnity
7.1	The Seller undertakes to indemnify and keep the Purchaser indemnified against any and all direct or indirect losses, liabilities, actions and claims including charges, costs, duties, damages, fines, penalties, interest and all reasonable legal and other professional fees and expenses, which it may suffer or incur in connection with the Telenor Dispute or a breach of the warranties given by the Seller in clause 6.1.

7.2	The Seller’s obligation under clause 7.1 is a continuing obligation and is not satisfied, discharged or affected by a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings related to, the Seller.

7.3	Each payment to be made by the Seller under this Agreement shall be made in the currency in which the relevant amount is payable by the Purchaser to the Seller, free and clear of all deductions or withholdings of any kind, except for those required by law, and if any deduction or withholding must be made by law, the Seller will pay that additional amount which is necessary to ensure that the payee receives a net amount equal to the full amount which it would have received if the payment had been made without the deduction or withholding.

7.4	The Seller warrants that the obligations set out in this clause 7 are its legally binding obligations, enforceable in accordance with their terms, and that all necessary governmental and other consents and authorisations for the giving and implementation of this clause 7 have been obtained.
8.	Further assurance
Each Party shall execute and deliver all such instruments and other documents and take all such actions as the Purchaser may from time to time reasonably require in order to give full effect to the provisions of this Agreement.
9.	Costs
Each Party shall pay its own costs and expenses in relation to the negotiation, preparation and implementation of this Agreement (and the documents referred to in it), including the fees and disbursements of their respective legal, accountancy and other advisers.
10.	Entire agreement and variation
10.1	The Transaction Documents (together with any documents referred to in them) contain the entire agreement and understanding of the Parties and supersede all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of the Transaction.

10.2	Each Party agrees and acknowledges that it has not relied on, or been induced to enter into a Transaction Document by, a warranty, statement, representation or undertaking which is not expressly included in a Transaction Document.

10.3	Neither Party has any claim or remedy in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of the other Party in connection with, or relating to, the Transaction, unless it is expressly included in a Transaction Document.

10.4	Nothing in this clause 10 limits or excludes liability arising as a result of fraud, wilful concealment or wilful misconduct.

10.5	No variation, supplement, deletion or replacement of or from this Agreement or any of its terms is effective unless made in writing and signed by or on behalf of each Party.

11.	Notices

11.1	Method of giving a notice or other communication
A notice, permission or other communication under or in connection with this Agreement must be:
(a)	in writing;

(b)	in English;

(c)	signed by or on behalf of the person giving it; and

(d)	delivered by hand or sent by recorded delivery post or by fax to the relevant Party to the contact, address and fax number set out in clause 11.2 (or if otherwise notified by the relevant person under clause 11.6 to such other contact, address or fax number as has been so notified).
11.2	Addresses
The contact, address and fax number for each Party is (unless otherwise notified under clause 11.6):
(a)	in the case of the Seller, as follows:

Address:	Boulevard du Prince Henri

L-1724 Luxembourg

Fax:	+352 26 47 06 28

Attention:	Pavel Nazarian
(b)	in the case of the Purchaser, as follows:

Address:	Tropic Isle Building,

PO Box 3443, Road Town,

Tortola,

British Virgin Islands

Fax:	+7 495 580 92 92

Attention:	Director
11.3	Time that notice or communication is deemed given
Unless there is evidence that it was received earlier, a notice or other communication that complies with clause 11.1 is deemed given:
(a)	if delivered by hand, at the time of delivery, except as provided in clause 11.4;

(b)	if sent by recorded delivery post, at 9.00 am on the third Business Day after the day of posting; and

(c)	if sent by fax, at the time of its transmission, except as provided in clause 11.4.
11.4	Effect of delivery by hand or fax other than between 9.00am and 6.00pm on a Business Day
(a)	If deemed delivery under clause 11.3 of a notice or other communication delivered by hand or sent by fax occurs before 9.00 am on a Business Day, the notice or other communication is deemed delivered at 9.00 am on that day.

(b)	If deemed delivery under clause 11.3 of a notice or other communication delivered by hand or sent by fax occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, the notice or communication is deemed to have been given at 9.00 am on the next Business Day.
11.5	Relevant time of day
In this clause, a reference to time is to local time in the country in which the recipient of the notice or communication is located.
11.6	Notification of change in notice details
A Party may notify the other Party of a change to any of the details for it referred to in clause 11.2. The notice must comply with the terms of clause 11.1 and must state the date on which the change is to occur. That date must be on or after the fifth Business Day after the date on which the notice is delivered.
12.	Confidentiality
12.1	Both Parties’ confidentiality obligations
Following Completion no Party may disclose information relating to the negotiation, existence or provisions of a Transaction Document unless:
(a)	it has first obtained the other Party’s permission; or

(b)	it is permitted to do so under clauses 12.2 or 13.
12.2	Permitted disclosures
Clause 12.1 does not apply to a disclosure of information where:
(a)	the disclosure is required by applicable law or regulation, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body, including where the Seller or Storm discloses information to Telenor, the United States District Court for the Southern District of New York and the Arbitration Panel for any purpose;

(b)	the disclosure is required by a rule of a stock exchange or listing authority on which the shares or other securities in a member of the disclosing person’s Group are listed or traded;

(c)	the disclosure is made to the directors, officers or senior employees of a member of the disclosing person’s Group for the purpose of ensuring compliance with the terms of a Transaction Document;

(d)	the disclosure is required for the purpose of legal proceedings arising out of a Transaction Document or the disclosure is required to be made to a Tax Authority in connection with the Tax affairs of a member of the disclosing person’s Group; or

(e)	the disclosure is made to a professional adviser of the disclosing person, in which case the disclosing person is responsible for ensuring that the professional adviser complies with the terms of clause 12 as if it were a party to this Agreement.
12.3	Consultation required before a permitted disclosure

The Seller or Purchaser may only make a disclosure in the circumstances contemplated by clause 12.2(b), (c) or (e) if, before making the disclosure, it has consulted with the other Party and taken into account the other Party’s requirements as to the timing, content and manner of making the disclosure to the extent it is permitted to do so by applicable law or regulation and to the extent it is reasonably practicable to do so.
13.	Announcements
13.1	Permission of other Party generally required
Following Completion, no Party must:
(a)	make or send; or

(b)	permit another person to make or send on its behalf,
a public announcement or circular regarding the existence or the subject matter of a Transaction Document, unless it has first obtained the other Party’s permission (that permission not to be unreasonably withheld or delayed).
13.2	Circumstances in which permission of other Party is not required
Clause 13.1 does not apply to an announcement or circular which is required by:
(a)	applicable law or regulation, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body; or

(b)	a rule of a stock exchange or listing authority on which the shares or other securities in a member of the disclosing person’s Group are listed or traded.
13.3	Consultation where permission of other Party is not required
A Party that is required to make or send an announcement or circular in the circumstances contemplated by clause 13.2 must, before making or sending the announcement or circular, consult with the other Party and take into account the other Party’s requirements as to the timing, content and manner of making the announcement or sending the circular to the extent it is permitted to do so by applicable law or regulation and to the extent it is reasonably practicable to do so.
14.	Invalidity
If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity or enforceability of the remaining provisions of this Agreement will not be affected.
15.	Counterparts
This Agreement may be executed in any number of counterparts, each of which when executed and delivered must be an original, but all of which when taken together will constitute a single instrument.
16.	Third party rights
No person other than a Party may enforce this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

17.	Governing law and Arbitration
17.1	Governing law
This Agreement is governed by and shall be interpreted in accordance with English law.

17.2	Arbitration
(a)	Any dispute or difference (a “Dispute”) arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, must be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause save for any waiver of any rights the Parties would otherwise have to any form of appeal or recourse to a court of law or other judicial authority, which rights are expressly preserved. The number of arbitrators shall be three. The seat of the arbitration shall be London. The language of the arbitration shall be English.

(b)	The claimant shall nominate one arbitrator and the respondent shall nominate one arbitrator in accordance with and within the time limits specified in the LCIA Rules. The chairman shall be nominated by the two appointed arbitrators within 15 days of the appointment of the second arbitrator by the LCIA Court, failing which the chairman shall be appointed by the LCIA Court.

(c)	Where a Dispute arises out of or in connection with this Agreement and any other dispute arises out of or in connection with any of the Transaction Documents, which disputes in the reasonable opinion of the first arbitral tribunal to be appointed in respect of any of the disputes (the “First Panel”), are so closely connected that it is fair and expedient for them to be resolved in the same proceedings, the First Panel may, upon application by any Party, order that the proceedings to resolve one dispute will be consolidated with those to resolve any other dispute (whether or not proceedings to resolve such other dispute have yet been instituted). If the First Panel so orders, the Parties to each dispute which is a subject of their order will be treated as having consented to that dispute being finally decided:
(i)	by the First Panel, unless the LCIA Court decides that this panel would not be suitable; and

(ii)	in accordance with the procedure specified in the Transaction Document pursuant to which the First Panel was appointed, unless otherwise agreed by all Parties to the consolidated proceedings or ordered by the First Panel, and each Party hereby waives any right to object to the constitution of the First Panel upon such consolidation on the grounds that it was not entitled to nominate an arbitrator.
(d)	Nothing in this clause 17 shall limit the right of the Purchaser to take proceedings against the Seller in any court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdiction preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

17.3	Service of process
A document which starts, or is otherwise required to be served in connection with, any Dispute (a “Process Document”) may be served in the same way as notices in accordance with clause 11. This clause 17.3 does not prevent a Process Document being served in any other manner permitted by law.
17.4	Appointment of Purchaser’s agent for service
(a)	The Purchaser must at all times maintain an agent for service of process in England and Wales.

(b)	The Purchaser appoints Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent to accept service of any Process Document in England.

(c)	Any Process Document will be sufficiently served on the Purchaser if delivered to the agent at its address for the time being.

(d)	The Purchaser must not revoke the authority of the agent. If the agent ceases to be able to act as such or to have an address within the jurisdiction of the English courts, the Purchaser must promptly appoint another agent (with an address for service within the jurisdiction of the English courts).

(e)	The Purchaser must notify the Seller within 14 days of any change in the identity or address of its agent for service of process.

(f)	This clause 17.4 does not prevent a Process Document being served in any other manner permitted by law.
17.5	Appointment of Seller’s agent for service
(a)	The Seller must at all times maintain an agent for service of process in England and Wales.

(b)	The Seller appoints Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent to accept service of any Process Document in England.

(c)	Any Process Document will be sufficiently served on the Seller if delivered to the agent at its address for the time being.

(d)	The Seller must not revoke the authority of the agent. If the agent ceases to be able to act as such or to have an address within the jurisdiction of the English courts, the Seller must promptly appoint another agent (with an address for service within the jurisdiction of the English courts).

(e)	The Seller must notify the Purchaser within 14 days of any change in the identity or address of its agent for service of process.

(f)	This clause 17.5 does not prevent a Process Document being served in any other manner permitted by law.
18.	Assignment
18.1	No Party may assign, transfer or otherwise dispose of in whole or in part its rights under this Agreement.

In witness whereof this Agreement has been entered into the day and year first above written.

Signed by	)
for and on behalf of	)
Alfa Finance Holdings S.A.	)
in the presence of	)	/s/ Pavel Nazarian

Witness signature: /s/ Nadia Vaisse

Witness name: Nadia Vaisse

Witness address: 3 Bld. du Prince Henri L-1724 Luxembourg

Signed by	)
for and on behalf of	)
Nadash International Holdings Inc.	)
in the presence of	)	/s/ Maria Gekko

Witness signature: /s/ Ulukbek Maxatbekuulu

Witness name: Ulukbek Maxatbekuulu

Witness address: [Address]

Signed by	)
for and on behalf of	)
Nadash International Holdings Inc.	)
in the presence of	)	/s/ Elena Korneeva

Witness signature: /s/ Ulukbek Maxatbekuulu

Witness name: Ulukbek Maxatbekuulu

Witness address: [Address]